Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

II-VI Incorporated

Saxonburg, PA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of II-VI Incorporated’s Registration Statement of our report dated June 14, 2019, relating to the consolidated financial statements of Finisar Corporation as of April 28, 2019 and April 29, 2018, and for each of the three years in the period ended April 28, 2019, and schedule of Finisar Corporation for each of the three years in the period ended April 28, 2019, incorporated by reference in this Registration Statement from Finisar Corporation’s Annual Report on Form 10-K for the year ended April 28, 2019.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Jose, California

June 29, 2020